Exhibit 99.1
Final Transcript
Conference Call Transcript
ACS — Q4 2007 Affiliated Computer Services Earnings Conference Call
Event Date/Time: Aug. 21. 2007 / 4:30PM ET

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Final Transcript
Aug. 21. 2007 / 4:30PM ET, ACS — Q4 2007 Affiliated Computer Services Earnings Conference Call
CORPORATE PARTICIPANTS
Lynn Blodgett
Affiliated Computer Services, Inc. — President, CEO
Tom Burlin
Affiliated Computer Services, Inc. — COO
John Rexford
Affiliated Computer Services, Inc. — CFO
Kevin Kyser
Affiliated Computer Services, Inc. — EVP Finance and Accounting
Jon Puckett
Affiliated Computer Services, Inc. — VP Investor Relations
CONFERENCE CALL PARTICIPANTS
Moshe Katri
Cowen and Company — Analyst
Ashwin Shirvaikar
Citigroup — Analyst
George Price
Stifel Nicolaus & Company — Analyst
James Kissane
Bear, Stearns & Company — Analyst
David Grossman
Thomas Weisel Partners — Analyst
Adam Frisch
UBS — Analyst
Tim Willi
A.G. Edwards & Sons — Analyst
Tien-tsin Huang
JPMorgan Chase & Company — Analyst
Julio Quinteros
Goldman Sachs — Analyst
PRESENTATION
Operator
Good afternoon, and welcome to the ACS fourth quarter fiscal 2007 conference call.
Today’s call will consist of prepared statements by ACS followed by a question-and-answer period. All participants will be able to listen-only until the question-and-answer session begins. The call is webcast live on the Company’s Web site and available for replay purposes. If you have any objections, you may disconnect at this time.
I’d now like to turn the conference call over to Jon Puckett, Vice President Investor Relations. Mr. Puckett, you may begin.
Jon Puckett - Affiliated Computer Services, Inc. — VP Investor Relations
Good afternoon and thank you for joining us today to discuss our fourth quarter and fiscal year 2007 results.

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Final Transcript
Aug. 21. 2007 / 4:30PM ET, ACS — Q4 2007 Affiliated Computer Services Earnings Conference Call
Today on the call we have Lynn Blodgett, President and Chief Executive Officer, Tom Burlin, Chief Operating Officer, John Rexford, Chief Financial Officer, and Kevin Kyser, Executive Vice President, Finance and Accounting.
As always, I must caution everyone that any statements on this call that are not historical facts may be considered forward-looking statements within the meanings of the federal securities laws. As you know, forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by these statements.
Additional information concerning these factors is contained in the Company’s filings with the SEC. Copies are available from the SEC’s Web site, from the ACS Web site, or from ACS Investor Relations. We have also provided a presentation on our Web site that we will refer to during our discussion.
We will reference certain non Generally Accepted Accounting Principal financial measures, which we believe provide useful information for investors. We have posted both the presentation and the reconciliation of those measures to Generally Accepted Accounting Principles on the Investor Relation’s page of our Web site at www.acs-inc.com.
And finally, we disclaim any intention to, and undertake no obligation to, update or revise any forward-looking statement.
I will now turn it over to Lynn Blodgett, our Chief Executive Officer.
Lynn Blodgett — Affiliated Computer Services, Inc. — President, CEO
Thank you, Jon. I want to thank each of you for joining us today.
I’d also like to make special mention of our 1400 leaders who are convened in an assembly hall with me at our client, the Walt Disney Company, in their beautiful facility in Orlando, Florida. I always have a deep feeling of gratitude for the people of ACS, but the gratitude, I feel, is stronger now than it has ever been.
Since Darwin Deason founded the Company 19 years ago, we’ve always had high standards at ACS and we expect the best performance from our team, however, this year we asked for more. Between the stock option investigation and the process of potential ownership change, not to mention the normal rigor of competition, complex service delivery, sales and so forth, we have asked our people again and again to dig deep and despite challenges perform at the highest level.
And perform they have. As a team, we delivered record revenue, exceptional cash flow, a nearly 10 percentage point improvement in our renewal rates, and 11% growth in adjusted non-GAAP diluted earnings per share. In the face of headwinds that could have easily effectively sidelined our sales effort, our sales organization produced outstanding results of $607 million in annual recurring revenue, with an estimated total contract value of $2.8 billion.
Our operational engine is running on all cylinders, which we could not say 12 months ago. Our finance, legal, human resources, and other support organizations have handled increased workloads due to the deal process and the stock option investigation, not to mention the normal stresses and strains of an organization that grew by 10% last year.
If I sound proud of them, I would say that I’m not only proud, I am in awe of our team. Frankly, I don’t know just how far we can go and how fast we can run when we have all of our headwinds behind us. I am fully confident that the operational challenges that arose 18 months ago are behind us.
The ongoing stock option investigations are handled by a small team in our legal area. Of course, we face normal business challenges in sales, operations, administration every day, but this is normal course of business stuff.
The continued consideration of strategic alternatives for the Company remains a challenge to our pipeline and new business signings that we must overcome, but I am confident our sales teams will continue to succeed in the face of this challenge as they did in fiscal 2007. No matter what the headwinds or tailwinds, my strong charge to our great organization is the same as it has been since I became CEO: Run your business, focus on your customers, focus on your people, focus on cost, focus on making your solutions more innovative, focus on making the right decisions for the business for the long-term.

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Final Transcript
Aug. 21. 2007 / 4:30PM ET, ACS — Q4 2007 Affiliated Computer Services Earnings Conference Call
We are a public company and due to the state of the debt markets, we will most likely remain a public company for some time. Our ownership structure makes little difference as to how we should run the business. At the end of the day, our shareholders, whether those who come through a public market or those who might come through a private transaction, expect the same thing: Good growth and a fair return on their investment.
Our customers expect the same thing: Phenomenal service, lower cost, and new solutions to their problems. Our employees expect the same thing: Fair pay, reasonable benefits, respect, loyalty, and trust and opportunities to grow and develop.
These are the same whether we are public or private. If we focus and perform well on these items, we will thrive. It’s just that simple.
I said earlier that I don’t know how far we can go and how fast we can run when we have this headwind behind us, but I am staking my career on my team. They are the best of the best.
I also have tremendous confidence in our customers. They have shown faith in ACS and we have lived up to the faith that they have placed in us. I won’t go into much detail on the financials, but as you look at Slides number 4 and 5, I do want to highlight the trends.
We are trending positively in most categories. Fourth quarter and fiscal 2007 results were strong. Revenues increased 10% from the prior year for both the quarter and the fiscal year.
Sequential adjusted margins declined slightly, but year-over-year trended slightly up. Our adjusted earnings per share increased over the prior year by 21% for the fourth quarter and 11% for the fiscal year.
Before I turn it over to Tom Burlin, who will discuss our performance in more detail, I want again to thank our employees for their effort and determination this year. I look forward to continued success and a great year in fiscal 2008.
Tom.
Tom Burlin — Affiliated Computer Services, Inc. — COO
Thanks, Lynn.
As a team, ACS employees made great strides operationally this year. Today our fundamental business is stronger than a year ago and we will continue building for the future.
Please turn to Slide 7 and I will review our new business signings. In the fourth quarter we closed $153 million of annual recurring revenue which represents $509 million of total contract value.
While $150 million of signings in the quarter is lower than I would like, it was solid considering the non-operational issues the Company has faced, and bookings may continue to be somewhat affected until the Special Committee reaches a conclusion. Because of the recurring nature of our business, this will also have an impact on our near-term growth.
New business signings by service line were consistent with our overall business of about 75% BPO and 25% IT solutions. Our commercial segment, which represented 78% of signings, had nice new logo wins, such as our finance and accounting outsourcing contract with Georgia Pacific, as well as add-on business from new clients.
Our government wins included several expanded relationships with existing clients, as well as new relationships such as our great opportunity with the City of Cleveland for parking fare collection. For the year, government represented 36% of new business signings.
Please turn to Slide 8. I want to spend a brief moment on our fantastic renewal rates in fiscal year ‘07. As you can see, our renewal rate was 94%, a nearly 10% improvement over the prior year.
In terms of dollars, we renewed $869 million of annual recurring revenue with an estimated $2.4 billion in total contract value. As we always say, you cannot achieve high renewal rates without satisfied clients. I’m proud of our client service teams for their excellent work in delivering these results.

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Final Transcript
Aug. 21. 2007 / 4:30PM ET, ACS — Q4 2007 Affiliated Computer Services Earnings Conference Call
Please turn to Slide 9. We finished the year with the largest qualified new business pipeline in our history at approximately $1.7 billion of annual recurring revenue.
By line of business the commercial segment comprised approximately 65% of the pipeline, with the remaining 35% in the government segment. By service line, 76% of our pipeline is BPO business and approximately 24% is IT solutions.
We’re seeing particular strength in commercial health care, transactional BPO work, multi-scope HRO and finance and accounting deals. In the government segment, we’re seeing pipeline strength in our transportation business including international opportunities, government health care, and the federal government.
Beginning on Slide 11, we highlight the commercial segment results. Total revenue growth for commercial was 6%, with 1% internal growth.
Our revenue growth was negatively impacted by known client losses, including three from the acquired HR business. This headwind will subside in the first quarter of fiscal 2008. In addition, our internal growth was challenged by commercial trailing 12-month signings, which were below the prior year.
Turning to profitability, on an adjusted basis operating margins decreased by 30 basis points sequentially driven by anticipated start-up costs. In general, we are paid cash for our up-front work to cover a portion of our start-up costs, but must defer the revenue recognition, which obviously impacts early contract profitability.
Year-over-year, adjusted margins improved 80 basis points. Most of this improvement came from optimization efforts throughout the year as well as improved performance on underperforming contracts discussed on previous calls.
Please turn to Slide 12 and I will provide a high-level review of fiscal 2007 and provide an overview of our commercial operational initiatives for fiscal 2008. I would characterize fiscal 2007 as a year of operational focus. We conducted a critical review of our operations, addressed client delivery issues, and worked hard to implement changes to improve our service delivery.
We added resources and training to our project management office. This was one of the most critical areas of expertise gaps we identified on some of our most complex accounts. The increased focus on project management has improved financial results and client satisfaction.
Our improved renewal rates are a testament to our client satisfaction. Our focus on service delivery has resulted in both year-over-year and sequential improvements in commercial renewal rates. In fact, there are several clients where we struggled with client satisfaction issues in the last year that have completely turned around and are now referencable.
We also ended the year with a strong and broad commercial sales pipeline. Our unique set of services, which are demanded in both strong and weak economic cycles, allows us to offer clients services whether their objective is growth, operational improvement, speed to market, or cost savings. We look forward to converting the pipeline into signings in fiscal 2008.
In 2007 we addressed issues in several of our markets that were in their formative states, for both clients and providers. Today we’re confident in our ability to deliver in these markets and industry analysts agree with our assessment.
In the second half of fiscal 2007, Lynn introduced the concept of divide and conquer. This is one of the tools that we have used to combat the law of large numbers and remain focused on our business and drive our future growth.
The concept of divide and conquer is to reduce the span of control of our operational managers to allow them to focus on fewer tasks, clients, people, and administrative duties, and as a result deliver better outcomes. While this initiative may seem counter-intuitive to the prevalent culture of the more people you manage, the more power you have, we believe that dividing allows our managers to hone their focus and conquer more than before.
Looking toward fiscal year 2008, new business signings are a primary focus area for the commercial segment. We think the existing and future organizational changes from divide and conquer will increase our new business signings, which is a critical first step in improving internal revenue growth.

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Final Transcript
Aug. 21. 2007 / 4:30PM ET, ACS — Q4 2007 Affiliated Computer Services Earnings Conference Call
We will also strive to deepen our relationships to become a stronger operations partner to our client. We believe we are properly positioned with our clients to help them improve with our operational expertise and process re-engineering skills.
We intend to pursue strategic acquisitions to fortify and build upon our service capabilities. Our acquisition pipeline is in good shape with opportunities across all of our lines of business. We have a time-tested process of pursuing the right acquisition at the right valuation and will continue that in 2008.
We’ve challenged our lines of business to create and expand product and service offerings in the fiscal 2008. We’ll use acquisitions to help drive service innovation.
Finally, we’ll continue to identify and future train strong leaders in our organization, as well as aggressively recruit top talent in the industry. This approach will help us innovate in existing markets and enter new markets we identify.
Now let’s discuss the government segment. Please turn to Slide 14. Total revenue growth was 16% with 15% internal growth. Internal growth was driven by the 7% increase in trailing 12-month signings, and increased transport revenue project work. We’re leveraging the end to end capabilities of this business.
We continued the progress we made last quarter and increased sequential internal growth by approximately 3 percentage points. Keep in mind government revenue was challenged in 2006, so we did have a bit of a tailwind and as well, it would be unrealistic to expect to grow at twice the industry average.
On an adjusted basis, year-over-year operating margins were stable. Sequential operating margins increased approximately 60 basis points due to new business signings in fiscal 2006 and 2007 that ramped profit during the quarter.
As we’ve always said, margins will typically be pressured in times of growth as we initially ramp the business. I’m extremely proud of the improvements we have made in the government segment and appreciate all the hard work that drove those results.
Please turn to Slide 15. We had several key operational accomplishments during fiscal 2007. The most notable was a return to strong internal growth. We achieved outstanding renewal rates and we delivered add-on work with several existing clients.
In March of this year, we began work on the Indiana eligibility contract, which is an important contract for ACS, the State of Indiana, and the integrated eligibility market. States are looking to outsourcing as a means to deliver increased services to their constituents in a less expensive manner so several states are monitoring the success of this contract.
We’ve addressed a few important client issues in 2007. We settled a North Carolina Medicaid dispute and I was pleased with the positive outcome of this issue.
We also reached resolution with the Department of Education, whereby we agreed to cease development of certain in-process software implemented under our common services for borrowers contract. Our amended contract has a lower risk profile and less capital intensity.
Finally, we expanded our pipeline with strength in our international transportation business, government health care, and federal government opportunities. We had a very strong year in the government segment.
In fiscal 2008, we continue to work on innovative solutions and platforms. Our new enterprise platform for the state Medicaid system is the most advanced solution in the market. In the last four state Medicaid contracts on which we have competed, ACS has had the highest technical score.
We’ll continue to grow our business internationally. Several of the issues that governments face are the same around the world. We’re a dominant player in the international transportation business.
In fiscal 2007, we signed transportation contracts in Switzerland, Australia, Israel, France, just to name a few. Additionally, this week we announced a contract with Dubai Roads and Transport Authority.
Beyond transportation, we have several solutions that address property, health, public safety and judicial needs of government and we hope to extend our reach into these areas globally. We’ve been very successful in implementing our activity-based compensation system in several of our contracts as part of our efforts of continuous optimization and will continue to do so in the future.

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Final Transcript
Aug. 21. 2007 / 4:30PM ET, ACS — Q4 2007 Affiliated Computer Services Earnings Conference Call
As noted before, it’d be challenging to continue to grow at twice the industry average. We understand the market and we feel we have a great plan to continue growing at or above the industry average over the long-term.
In summary, I’m pleased with the operational progress we made in fiscal 2007 in both segments. I think we’re well positioned for fiscal 2008 and beyond.
I would also like to echo some of Lynn’s comments. I appreciate the efforts and commitment of our people. Without them, none of this would have been possible.
Now, let me turn to John to take you through the financials.
John Rexford — Affiliated Computer Services, Inc. — CFO
Thanks, Tom. Please turn to Slide 17.
On this slide we provide reported and adjusted non-GAAP results for the fourth quarters of fiscal 2007 and 2006. I would like to highlight that we grew adjusted operating income by 11% year-over-year with stable operating margins.
Our stable operating margins reflect that we’re continuing to sign new business at similar margin profiles as our consolidated operating margins. Despite the fact we have some of the highest margins in our industry, we remain focused on improving our operations and optimizing our costs.
You can also see that interest expense increased approximately $17 million from the prior year quarter due to share repurchases activity in Q4 of fiscal year ‘06 and Q1 of fiscal year ‘07.
Our Q4 effective tax rate on an adjusted basis benefited from a higher international mix of profit, which is taxed at a lower rate. Obviously, our international mix and any related tax benefit can fluctuate from quarter to quarter.
Adjusted EPS increased to $0.88 in Q4 of fiscal year ‘07 from $0.73 in the prior year quarter, a 21% improvement.
Please turn to Slide 18 and we’ll review our record cash flow results for Q4. Fourth quarter operating cash flow was approximately 23% of revenue. Free cash flow was approximately 17% of revenue.
Our excellent cash flow results were driven by improved collections and good management of our overall working capital. I would like to thank our client account teams and finance group that worked together to help deliver these superior results.
Full-year cash flow results were also strong with operating cash flow of approximately 13% of revenue and free cash flow of approximately 7% of revenue, both of which were significant improvements from FY ‘06. I’m extremely proud of these results, as well as our improvement in capital spending.
Q4 and fiscal year ‘07 spending on Cap Ex and intangibles dropped by almost 2 percentage points to approximately 6% of revenue, which is more in line with our historical Cap Ex spending. During fiscal year ‘07, we began a procurement initiative to consolidate spending and drive cost savings on Cap Ex. These efforts resulted in the significant improvement in Cap Ex over the prior period.
Let me make one final point on cash flow. Internally, we analyze cash flow on an unlevered basis, excluding certain items that we have highlighted on Slide 18 that total approximately 3.5% of revenue for Q4 and nearly 4% of revenue for the year. If you consider these items in your cash flow analysis, our Q4 and FY ‘07 results are even more impressive.
Now let me shift to the balance sheet. I have recapped our major balance sheet categories on Slide 19 as well as the most significant fluctuations for March. Cash increased approximately $211 million due to our strong cash collections and working capital management.
PP&E and software decreased approximately $47 million primarily due to the non-cash Department of Education software impairment charge. This was partially offset by capital lease additions and assets acquired.

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Final Transcript
Aug. 21. 2007 / 4:30PM ET, ACS — Q4 2007 Affiliated Computer Services Earnings Conference Call
The Albion and CDR acquisitions were the primary drivers for the $52 million increase in goodwill and intangibles, as well as earn-out accruals related to past acquisitions. Accrued compensation increased approximately $80 million primarily due to the timing of those accruals.
Other accrued liabilities increased by approximately $50 million, primarily due to the acquisition earn-outs mentioned earlier and software enterprise agreements. Overall our balance sheet is strong and we are well positioned given the current credit markets.
We do not provide financial guidance, however, I’d like to provide you with some color on certain key items to consider as you update your financial models. With respect to revenue growth, the lower 12-month trailing revenues will impact our near-term growth.
With respect to our industry leading operating margins, we do not believe that they will change dramatically based on the margins inherent in our new business signings. As you set your first quarter and fiscal year ‘08 EPS, I would recommend that you consider our historical quarterly trends over the last several years.
With respect to cash flow, it is important to note that our first quarter cash flow is historically the lowest quarter of the year, largely due to the timing of our annual bonus payments, however, we expect full-year cash flow to be strong. I hope this color will be helpful as you update your models.
Let me close by also thanking our dedicated workforce for delivering strong results amid the distractions we previously mentioned. We finished the year in a strong fashion and are poised for an even better fiscal year ‘08.
Operator, let’s open it up for questions. Let me remind you that we will not be addressing any questions with regards to the ongoing activities of the special committee and their evaluation of potential strategic alternatives. We have many people on the line, so please hold your questions to one per caller. Operator, you may begin the question-and-answer session.
QUESTION AND ANSWER
Operator
(OPERATOR INSTRUCTIONS) Our first question comes from Moshe Katri of Cowen and Company.
Moshe Katri — Cowen and Company — Analyst
Thanks. And congratulations for a very solid execution in a very tough environment.
Can you comment briefly on ACS’ exposure to the financial services in this trade, just in terms of revenue mix? And then in that context, any exposure to the mortgage industry? Thanks.
John Rexford — Affiliated Computer Services, Inc. — CFO
Moshe, this is John. Thanks for the comment.
Subprime land, we did have to take a charge in the third quarter on a client, so that was a balance sheet risk there. Right now, we’re not seeing any other balance sheet risk related to the subprime market or clients and, frankly, we don’t see any income statement risk on the subprime.
We do have some mortgage business in the non-subprime sector. The good news is that a lot of our business is data management, if you will, so there’s a recurring revenue component to that. It’s not completely dependent upon new originations.
Moshe Katri — Cowen and Company — Analyst
Can you quantify the mix and percentages?

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Final Transcript
Aug. 21. 2007 / 4:30PM ET, ACS — Q4 2007 Affiliated Computer Services Earnings Conference Call
John Rexford — Affiliated Computer Services, Inc. — CFO
I don’t have that right now, Moshe. Kevin, do you —
Kevin Kyser — Affiliated Computer Services, Inc. — EVP Finance and Accounting
I think the mortgage industry probably represents less than a percent of our revenue. So it’s pretty small.
Moshe Katri — Cowen and Company — Analyst
Excellent. Thanks.
Kevin Kyser — Affiliated Computer Services, Inc. — EVP Finance and Accounting
Thanks.
Jon Puckett — Affiliated Computer Services, Inc. — VP Investor Relations
Operator, next question?
Operator
Our next question comes from Ashwin Shirvaikar of Citigroup.
Ashwin Shirvaikar — Citigroup — Analyst
Hi. Let me add my congratulations on the quarter.
The question I have is with regards to your cash flow performance, obviously, good cash flow here in the fourth quarter and there’s seasonality involved. But in terms of looking at cash flow as a percent of revenue, has something changed with regards to just the fundamental assumption of roughly 6%, you know, 5 to 6% of revenues being a good target for free cash flow?
Kevin Kyser — Affiliated Computer Services, Inc. — EVP Finance and Accounting
Hey, Ashwin, it’s Kevin.
No, I think the only seasonality really in our business, as we mentioned the first quarter just being a little bit lower because of the timing of our incentive payments, but I don’t think any fundamentally has changed. We are still targeting effectively 6 to 8% of revenue for free cash flow. I don’t think that has changed.
I think what you saw this quarter was just a phenomenal job by our account managers, our finance groups of making a dent in collections. I think you can see that, that’s pretty well reflected in our cash balances.
Lynn Blodgett — Affiliated Computer Services, Inc. — President, CEO
This is Lynn.

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Final Transcript
Aug. 21. 2007 / 4:30PM ET, ACS — Q4 2007 Affiliated Computer Services Earnings Conference Call
I’d just add to that. I think we have sort of redoubled our efforts on collections. We’ve put more emphasis on it in the fourth quarter and we’re going to continue to do so.
Our objective is to drive down our DSO as much as we can and so we’re going to continue to push on cash and I think we’ll continue to see good results there.
John Rexford — Affiliated Computer Services, Inc. — CFO
Ashwin, this is John.
This is blocking and tackling stuff. This is getting our billing practices in order, getting customers to pay us on time, following up on issues quickly. So it’s just a lot of blocking and tackling that we’re doing here.
Ashwin Shirvaikar — Citigroup — Analyst
Okay. Thanks.
Jon Puckett — Affiliated Computer Services, Inc. — VP Investor Relations
Operator, next question, please?
Operator
Our next question is from George Price of Stifel Nicolaus.
George Price — Stifel Nicolaus & Company — Analyst
Hi. Thanks very much.
Just first a quick clarification. Did you mention what the pro forma tax rate was, John?
Kevin Kyser — Affiliated Computer Services, Inc. — EVP Finance and Accounting
Going forward?
George Price — Stifel Nicolaus & Company — Analyst
Well, in the quarter and going forward would be helpful.
Kevin Kyser — Affiliated Computer Services, Inc. — EVP Finance and Accounting
Well, yes, this is Kevin.
We won’t give you specifics on a go-forward, but obviously if you looked at an adjusted number, I think it’s in the back of schedules, I think you’d see an effective tax rate of about 33.5%.
George Price — Stifel Nicolaus & Company — Analyst
Okay.

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Final Transcript
Aug. 21. 2007 / 4:30PM ET, ACS — Q4 2007 Affiliated Computer Services Earnings Conference Call
Kevin Kyser — Affiliated Computer Services, Inc. — EVP Finance and Accounting
That tax rate is due to the mix of our business, we had pretty healthy revenue this quarter from our international operations.
George Price — Stifel Nicolaus & Company — Analyst
Okay.
And then just on the Indiana contract, can you just update us in terms of where things are with the potential impact from the Farm Bill? I think that’s still sort of sitting in the Senate at this point, but where does that stand from your vantage point and what are you and IBM doing to mitigate any potential risk from that? Thanks.
Tom Burlin — Affiliated Computer Services, Inc. — COO
Sure, George. This is Tom.
First of all, both ourselves and IBM, our primary focus is performance on the contract. That’s what we have control of and that’s what we’re responsible for right now. So delivering outstanding service to Indiana and the constituents is first and foremost and that’s what the team is focused on.
As far as the Bill is concerned, as you probably know, it passed the House, it is in the Senate, but there is a lot of work between there and it becoming law and there’s a lot of comment coming from other parts of both the political process and of course from other associations and ourselves working in that environment. But we’ll let the political process take its course and I think we’ll, at the end of the day, we’ll be okay.
George Price — Stifel Nicolaus & Company — Analyst
Thank you.
Jon Puckett — Affiliated Computer Services, Inc. — VP Investor Relations
Operator, let’s move to the next question.
Operator
Our next question is from James Kissane of Bear Stearns.
James Kissane — Bear, Stearns & Company — Analyst
Thanks and great job, guys.
Lynn, you said that you were confident that the operational challenges are now behind you, I guess the big ones from fiscal ‘06, but can you kind of update us on some of the problem contract, especially in the HR BPO arena and your view on the market how it looks in that business?
Lynn Blodgett — Affiliated Computer Services, Inc. — President, CEO
You bet, Jim. Thank you for the comment.
We’ve made so much progress in the last year in our operations and it really goes across a number of our lines of business. You mentioned the HR. I can tell you that that team has been phenomenal.

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Final Transcript
Aug. 21. 2007 / 4:30PM ET, ACS — Q4 2007 Affiliated Computer Services Earnings Conference Call
They’ve gone into, you know, we had a few accounts that were really giving us a run for our money and those have all been turned around. That was one of the comments I think that Tom Burlin made that many that were really upset now are referencable accounts and so we’ve made really, really strong progress in our HR area.
In IT, Jim, we had a couple of challenging accounts there and we’re actually signing new business with those accounts, which is the best indicator that we’re on top of it. So we have just kind of — our focus is like the cash collection.
We’ve knuckled down, focused on the basic operations, basic running of the business, delivering service, and we’ve made great progress. We are so much stronger today than we were a year ago, Jim, it’s really — it’s pretty phenomenal.
James Kissane — Bear, Stearns & Company — Analyst
That’s excellent. Just one follow-up.
Just generally, the pricing on renewals and new business as well? Thanks.
Lynn Blodgett — Affiliated Computer Services, Inc. — President, CEO
We will see some discount when we have a renewal. That’s typical for us, but we haven’t seen anything unusual in the last year or so. I don’t think there’s been any significant change.
Now, we do see in the first quarter, because of the, just over the course of our history, because it’s the beginning of our fiscal year, we tend to see the renewals start to kick in more heavily in the first quarter than they do in the other quarters, but there hasn’t been anything that has been any kind of fundamental change in the amount of discount that we’ve been having to give to people, and I might say that we are — we’re working like crazy to do cost reductions to help us to overcome that. So we’re just focused on sticking to our knitting, if I can say it that way.
James Kissane — Bear, Stearns & Company — Analyst
Great. Thanks, Lynn.
Lynn Blodgett — Affiliated Computer Services, Inc. — President, CEO
You bet.
Jon Puckett — Affiliated Computer Services, Inc. — VP Investor Relations
Operator, next question.
Operator
Our next question is from David Grossman of Thomas Weisel Partners.
David Grossman — Thomas Weisel Partners — Analyst
Thank you.
I think John, you talked about flattish margins kind of going forward. Could you maybe help us understand, other than growth and acquisitions, what are the major headwinds or tailwinds, if they exist in fiscal ‘08?

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Final Transcript
Aug. 21. 2007 / 4:30PM ET, ACS — Q4 2007 Affiliated Computer Services Earnings Conference Call
And I guess secondly, Lynn, if you could just remind us of what the time line is for the strategic alternatives committee to make some decisions, and kind of what the time line is going forward over the next couple of months. Thank you.
Lynn Blodgett — Affiliated Computer Services, Inc. — President, CEO
Go ahead, John. Do you want to address it?
John Rexford — Affiliated Computer Services, Inc. — CFO
You mentioned flattish margins. I guess I don’t really perceive it that way. I look at my margins as pretty dog gone high relative to the rest of the competitors that we have in the marketplace. So we’re actually quite proud of them.
Our margins really won’t change a lot unless the mix of our business changes a lot. So if we end up having some higher margins, it’s probably because we’re taking on a little bit higher end or higher risk profile type of business and if our margins fall down a little bit, it’s probably going to be the result of taking a little bit lower margin business.
So, again, we’re not forecasting that margins are going to increase and that’s primarily based upon the new business that we’re signing and it’s very consistent with what we have right now.
Lynn Blodgett — Affiliated Computer Services, Inc. — President, CEO
I think also that one of the comments that Tom Burlin made in his remarks is really important. It’s important that you guys understand this and it is that as we sign new business and we receive cash on those new signings we are not able to recognize revenue at the time that that expense is incurred and we take that over the length of the contract. And so that, as we sign new business, is going to have an impact, a short-term impact, on margins and as Tom mentioned in his comments that we saw a little bit of that in this last quarter.
In terms of the timing with the special committee, we’re just — other than what’s been said in the press and relative to the expiration of the Deason/Cerberus agreement and so on, there’s really not a lot more that we can say. I wish I could.
David Grossman — Thomas Weisel Partners — Analyst
Thank you.
Jon Puckett — Affiliated Computer Services, Inc. — VP Investor Relations
Operator, let’s move to the next question.
Operator
Our next question is from Adam Frisch of UBS.
Adam Frisch — UBS — Analyst
Thanks, guys. Good afternoon.
Lynn Blodgett — Affiliated Computer Services, Inc. — President, CEO
Hi, Adam.

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Final Transcript
Aug. 21. 2007 / 4:30PM ET, ACS — Q4 2007 Affiliated Computer Services Earnings Conference Call
Adam Frisch — UBS — Analyst
Just wanted to go over bookings for a quick second. If my math is correct, the average duration on deals is a little over three years if you just take the total contract value divided by the recurring revenue. Can you just go through what kind of deals you’re signing right now, what the composition is of those deals? And then I have a quick follow up.
Lynn Blodgett — Affiliated Computer Services, Inc. — President, CEO
You bet. Tom, do you want to —?
Tom Burlin — Affiliated Computer Services, Inc. — COO
Sure, well I think you look through the numbers in the prepared statement there, it’s been pretty much in line with the mix of our historic business, so we were about 75% BPO and about, or 76% BPO, about 24% ITO. That’s pretty close to the mix of our historic business.
We’re seeing a pretty healthy mix of what has been our traditional bread and butter, the mid-sized contracts and renewals on extension to renewals, added incremental revenue to our renewals that increase our annual recurring revenue. So, again, I don’t see anything drastically different than our history.
We’re not reliant on very large deals, although we have several of those that are in our forward pipeline. There’s a healthy mix across the range and size and in the mix of business. So I’m pretty comfortable that it’s crossed our lines of business, good mix in size of contracts and very similar to our historic range of operating.
John Rexford — Affiliated Computer Services, Inc. — CFO
Tom, I would concur with that. I mean, Adam, I think for ‘06 kind of the average life of our contracts for the total year was like 3.7 and in ‘07 it was like 4.6 years, again, the entire fiscal year. But you’re right in that the quarter, your math was about right, I think.
There was a little bit of skewing from the Indiana contract because that was a ten-year contract that we signed in the December period, I think. But I look at it on a year-over-year basis and actually the total year — the year-over-year average life actually went up.
Adam Frisch — UBS — Analyst
Okay.
Lynn Blodgett — Affiliated Computer Services, Inc. — President, CEO
Adam, let me just add one other comment, if I can and I’m just elaborating, really, on what Tom said. One of the most encouraging things for me is that we go through times where one particular line of business might have higher percentage of bookings than kind of is proportionate, and one of the great things that’s happening now is we’re really seeing bookings coming in across all the lines of business and that’s obviously very encouraging.
Adam Frisch — UBS — Analyst
Okay.
Lynn Blodgett — Affiliated Computer Services, Inc. — President, CEO
Got a follow-up, Adam?

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Final Transcript
Aug. 21. 2007 / 4:30PM ET, ACS — Q4 2007 Affiliated Computer Services Earnings Conference Call
Adam Frisch — UBS — Analyst
Yes, a quick one.
I know we’re not really resolved yet on everything going on with the strategic review, but does that mean that the balance sheet plans are pretty much in a holding pattern now until we get confirmation of what you guys are doing, or do you guys — are you guys going to use the balance sheet in the near-term to do stuff like acquisitions or buybacks?
John Rexford — Affiliated Computer Services, Inc. — CFO
Yes, I think we said in our prepared remarks that acquisitions, they’re a core competency of ACS. We think we get — we know how to do it and so I think there’s a lot of opportunities out there in the acquisition field, our pipeline’s pretty solid, it’s across all lines of business and we will use capital to acquire businesses that kind of fit our criteria. As you know, we’ve been quite disciplined over the years and we don’t expect to change that.
Adam Frisch — UBS — Analyst
Along the same kind of size as what you’ve been doing in the past couple of quarters, 30, $60 million kind of thing?
John Rexford — Affiliated Computer Services, Inc. — CFO
It’s always hard to tell. I mean acquisition, some deals get bigger and some deals are smaller. You know where our sweet spot is that’s where we’ve kind of been for many years.
Jon Puckett — Affiliated Computer Services, Inc. — VP Investor Relations
Operator, let’s move on to the next question.
Operator
Our next question is from Tim Willi of A.G. Edwards.
Tim Willi — A.G. Edwards & Sons — Analyst
Thank you. A quick question and then a follow-up, if I could.
First is, just on the balance sheet topic, John, sorry if I missed this in your answer to Adam, but assuming that the special committee elects to not go private, and again, I’m not asking you to offer an opinion there, but if that were the case, what would your thoughts be about the balance sheet and share buyback versus also obviously balancing that with acquisitions?
You guys were pretty aggressive last year in the buyback before a lot of things began to happen at the governance level. What would your thoughts be if you remained independent and not (inaudible)?
John Rexford — Affiliated Computer Services, Inc. — CFO
I think the board is constantly evaluating the best uses to increase shareholder value and I’m sure they are contemplating that as they meet regularly.
Tim Willi — A.G. Edwards & Sons — Analyst

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Final Transcript
Aug. 21. 2007 / 4:30PM ET, ACS — Q4 2007 Affiliated Computer Services Earnings Conference Call
Okay.
And my follow-up was just on renewal rates. Is there any — if you look at that big movement year-over-year, is there anything that should be called out within commercial versus government, an area that was much stronger, one that still has some pretty notable upside over the next 12 to 18 months in improvement with renewals?
Kevin Kyser — Affiliated Computer Services, Inc. — EVP Finance and Accounting
Hey, Tim, it’s Kevin.
I think that the past year pretty much government and commercial were right neck and neck to make up the 94%. As we look forward into fiscal year ‘08, if you just think about a quarter — a fifth of our business coming up for renewal in the next year, I think you’ll be about right on target and I don’t see anything that would cause us to be way out of whack. I think it’d be business as usual.
Tim Willi — A.G. Edwards & Sons — Analyst
Okay. Thank you very much.
Jon Puckett — Affiliated Computer Services, Inc. — VP Investor Relations
Operator, let’s move to the next question.
Operator
Our next question is from Tien-tsin Huang of JPMorgan.
Tien-tsin Huang — JPMorgan Chase & Company — Analyst
Thanks.
On the transportation business, I didn’t quite catch this, can you give us more detail there on the project work? How large is that and is it sustainable?
Tom Burlin — Affiliated Computer Services, Inc. — COO
Yes, it’s very typical of the work that our transport revenue business has done for a number of years. Some of the contracts recently signed as you’ve seen in our press releases are very representative. They tend to run in the middle 10 to $20 million range. They tend to span two to three years and we have this group that we have now had for over 18 months has been pretty consistent at performance.
If you look back over their history, preacquisition was pretty consistent. So although we report those as project revenue, it’s pretty consistently repeated revenue. We tend to get a fair amount of project add-on work to existing client base within that portfolio as well.
Tien-tsin Huang — JPMorgan Chase & Company — Analyst
Okay. If I can sneak two quick housekeeping questions.
Just, can you remind us what percentage of total revenues are project or nonrecurring? And then also for modeling purposes, should we still expect the rule of thumb of 60 to 70 bookings coming in in year one and 40% in year two or has your pace of implementations changed?

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Final Transcript
Aug. 21. 2007 / 4:30PM ET, ACS — Q4 2007 Affiliated Computer Services Earnings Conference Call
Kevin Kyser — Affiliated Computer Services, Inc. — EVP Finance and Accounting
Tien-tsin, it’s Kevin again.
I think we’ll obviously report — release our 10-K that will detail out a lot of this disclosure, but I believe a nonrecurring is kind of in the 15% range, mid-teens range and from a bookings standpoint, when we look to model bookings, we typically look to model about 30 to 35% of revenue contribution from the current year bookings. So if you book, for instance, if you booked $600 million in a year, you would typically look for about 180, $190 million of revenue in that year.
Tien-tsin Huang — JPMorgan Chase & Company — Analyst
Okay. Kevin. Thanks. I think I had it reversed so I appreciate that.
Jon Puckett — Affiliated Computer Services, Inc. — VP Investor Relations
Operator, let’s move on to the next question and let’s have this be the final question.
Operator
Our final question is from Julio Quinteros of Goldman Sachs.
Julio Quinteros — Goldman Sachs — Analyst
Hey, guys. Good afternoon. One quick question.
I guess I want to go back to the initial presentation, Lynn, that you gave us when you sort of outlined your strategy to address growth and margins. Can you go back to some of those thoughts and just give us sort of an update in terms of where you expect the growth profile this company going forward?
And then secondly, where do you think the operating improvements related to some of these restructuring initiatives, contract execution, resource utilization, all the issues that you outlined are actually expected to lead margins as we go forward from here?
Lynn Blodgett — Affiliated Computer Services, Inc. — President, CEO
I think that, first of all, the growth areas, as I mentioned earlier, we’re encouraged that we’re seeing good activity in almost all our lines of business. We have a number of businesses, as you know, so I can’t say everyone, but the vast majority are seeing good activity.
That being said, I think that the transportation area that we’ve talked about is such a, you know, it’s so universally applicable. The problems that they face in terms of traffic problems in New York City are pretty similar to the ones you’re going to face in a big city in China or anywhere else.
So I think that you’re going to see strong growth, our pipeline looks excellent in our transportation area, we’re also very encouraged in our health care area. Obviously, that whole sector is — there’s a ton of activity going there and that’s not only the government health care, the Medicaid things that we do, but also our things in the private sector. We’re providing service to the payors and to providers and that area looks very strong.
We’re actually seeing a tremendous amount of activity in customer care. That area has grown like crazy for us over the last four or five years and we went through a little bit of a flattish period in that area last year, but we’re seeing that pick up and be real strong.
So I think that in those areas, we’re also doing a lot of things in our other government areas, in our what we would call in child support areas and there are many other services that we provide and those areas seem to be strong. So we’re very encouraged.
Our IT group, actually, again, we had a little bit of a flat period in IT and we’re seeing a good pickup there. So I hope that helps.

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Final Transcript
Aug. 21. 2007 / 4:30PM ET, ACS — Q4 2007 Affiliated Computer Services Earnings Conference Call
Julio Quinteros — Goldman Sachs — Analyst
Yes. I guess I was just specifically going back to the 8% organic number plus acquisitions. In terms of the long-term targets that you had talked about initially, are those still intact?
And then the second part of what you had talked about initially was the drivers for margin expansion. Are those fully sort of behind us and this is kind of the steady state of the business, or would will there be other sources of margin leverage as we think about the model?
So I guess just specifically, the 8% number and then where are we in terms of the drivers of margin improvement from where we were back in February?
Lynn Blodgett — Affiliated Computer Services, Inc. — President, CEO
In terms of the growth prospects of the Company, we are confident that in the long run we will continue to either meet or exceed what are the industry averages for those respective markets. We’re very comfortable with that.
We obviously, given some of the challenges over the last 12 to 18 months, those are putting some pressure on us, as you can see. But we expect to work through those and there’s nothing that has given me any reason to think that we’re not going to reach those long-term objectives.
In term of restructuring and so on, there’s two different aspects that I hope you’ll make note of. One is that on a day to day basis, we do things that you might call restructuring. We reduce head counts, we’re constantly pushing to optimize our work force, to pick our best performers and focus on those people versus the lower performers.
So there’s always going to be in the normal course of business severance and training costs and those kind of things that you might consider as restructuring. Those are things that we’re focused on, really not trying to call out, because that’s part of our normal course of business.
Now on a periodic basis going forward, we may — there’s still room for opportunities to do other head count reduction, to do facility consolidation. That’s just part of the normal business that we’re in.
I think you will see the, as we mentioned, we had a little tiny dip in our margins this quarter because of some of the start-up costs. I don’t expect that our margins are going to dramatically change. Those are the kind of things that we have to remain competitive in the market, we have to continually reduce costs in order to stay competitive and so I don’t see anything that you could expect for any kind of dramatic change in margins.
Julio Quinteros — Goldman Sachs — Analyst
Okay. Great. Thank you.
Jon Puckett — Affiliated Computer Services, Inc. — VP Investor Relations
Okay. Operator, I guess that wraps up for the day. We’ll be around for calls and be glad to answer any questions you may have after the call.
Lynn Blodgett — Affiliated Computer Services, Inc. — President, CEO
Thank you.
Tom Burlin — Affiliated Computer Services, Inc. — COO
Thank you.
John Rexford — Affiliated Computer Services, Inc. — CFO

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Final Transcript
Aug. 21. 2007 / 4:30PM ET, ACS — Q4 2007 Affiliated Computer Services Earnings Conference Call
Thank you.
Operator
This concludes today’s conference call. You may disconnect at this time.
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